Exhibit 99.1

News Release                                                 [AT&T Logo Omitted]

For Release Thursday, December 11, 2003

               AT&T Unveils Major Voice over Internet Initiative:
             Will Expand Business and Launch Consumer Offers in 2004

     Commits to Fully VoIP-Enabled Business Portfolio; Mass-Market Consumer Voice over Internet Offer To be Available in Major Cities Across the U.S.

FOR RELEASE THURSDAY, DECEMBER 11, 2003

         BEDMINSTER, N.J. - AT&T today announced a major new initiative to deliver a full complement of Voice over Internet Protocol (VoIP) services to business customers and consumers in 2004. The company, which already serves hundreds of businesses with its managed VoIP services, said it will expand its VoIP portfolio and aggressively market a full suite of VoIP-enabled services to business customers worldwide. AT&T will also roll out a new VoIP consumer offer in major cities across the United States in 2004, beginning with select metropolitan markets in the first quarter of the year.

         AT&T Chairman and CEO David Dorman said the company is currently adding VoIP capabilities on the West Coast to complement its existing network facilities. When completed in the first quarter, this infrastructure will enable AT&T to provide VoIP services to consumers in the top 100 markets in the United States.

         "Unlike many of our competitors, who are constrained by geographic reach or broadband access technologies, our voice over IP offer will be available in cities across America to customers with different kinds of broadband access," said Dorman. "We will be deploying the best VoIP technology on the nation's largest IP network, but we will be doing it with the most trusted and proven name in voice services."

         One week after announcing the appointment of William Hannigan as president of AT&T, Dorman today also created a new senior executive position to spearhead AT&T's VoIP efforts across AT&T's Labs, Consumer and Business divisions.

         He appointed Cathy Martine, currently a senior vice president in the Consumer division, to oversee the ongoing execution of these and other initiatives being undertaken to leverage AT&T's industry leading IP network. In addition to her other duties, Martine previously managed the successful employee trial and the subsequent consumer trial of VoIP for AT&T.

         "VoIP is the most significant, fundamental new technology shift in telecommunications in decades and will deliver tremendous value to all customers by leveraging the efficiencies and advanced communications capabilities of IP-based technology," said Dorman. "AT&T is uniquely qualified to lead the industry in this transformation. This is an area we intend to continue leading and that is why I have appointed one of our most talented executives to drive this effort."

          AT&T already carries more IP traffic on its network than any other U.S. company. It began offering the VoIP service to select business customers in 1997. Just this year, the company has experienced a fourfold increase in the number of business customers using its VoIP services.

         Dorman underscored AT&T's commitment to expand its IP services portfolio to deliver a full suite of VoIP-enabled services to its business customers in 2004. "AT&T has invested heavily in its network and networking capabilities to provide -- over our own IP network, or any combination of IP and public networks -- advanced voice services and features business customers want and need. No other company can make this claim," he said.

         AT&T's strategy for IP-based services is driven by one simple principle--customer convenience and control over their communications, whether it involves telephones in their homes or a corporate campus with thousands of telephone stations linked to a PBX.

         Businesses are attracted to VoIP technology because it simplifies access for both voice and data, and it means easier administration of the communications function. Instead of having to manage separate voice and data networks to handle corporate traffic, enterprise clients can run voice, video, and data over a single, easy-to-manage IP network.

         IP technology and networking not only saves money and increases productivity, it is becoming a critical strategic tool for companies. The ability to link a company's equipment and locations to deliver voice and other applications over any combination of networks clearly differentiates AT&T from other industry players, many of whom lack the network needed to scale and securely provide VoIP services on a regional, national and global basis.

         For consumers, AT&T has been running a customer trial of VoIP services since October in three states to test market a residential VoIP offering that promises to provide a rich array of new, enhanced information services, including advanced call-management capabilities and unique web-based features.

         The company's earlier trial offered participants unlimited local and long-distance services. The success of the trial has resulted in AT&T's decision to launch a new consumer VoIP offer in key markets across the nation beginning in the first quarter of 2004.

Facts about AT&T's IP networking capabilities:
- AT&T is the largest carrier of IP traffic in the world, carrying one petabyte a day over its network.
- Unlike its many competitors, AT&T owns its own global IP backbone network.
- AT&T has offered voice services over IP to select businesses since 1997.
- AT&T has been trialing VoIP for consumers in three states for several months.
- AT&T has been investing heavily in recent years to ensure network operations and support systems to enable new VoIP services.
- Reliability, scalability and security are hallmarks of the AT&T network.
- AT&T has 21 global Internet Data Centers directly connected to its IP backbone.
- AT&T offers business customers the industry's first global Voice over IP-specific service level guarantee for voice quality.

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About AT&T
For more than 125 years, AT&T (NYSE "T") has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.

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The foregoing contains "forward-looking statements" which are based on
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intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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